AMENDMENT TO TRANSFER AGENCY SERVICES AGREEMENT

Amendment, dated as of November 19. 2013, by and between Atlantic Shareholder Services, LLC. a Delaware limited liability company (the "Atlantic"), and The Advisors' Inner Circle Fund, a business trust organized under the laws of the Commonwealth of Massachusetts (the "Trust").

W I T N E S S E T H:

WHEREAS, effective as of November 14. 2012. Atlantic and the Trust entered into a Transfer Agency Services Agreement (the "Agreement");

WHEREAS, each of Atlantic and the Trust desires that an additional fund (as defined in the Agreement) be made subject to the Agreement:

WHEREAS, pursuant to Section 14(b) of the Agreement, each of Atlantic and the Trust desires that the Agreement be amended in accordance with the terms and conditions of this Amendment.

NOW, THEREFORE in consideration of the premises and mutual agreements herein set forth, and intending to be legally bound hereby, the parties hereto agree that the Agreement shall be and hereby is amended as follows:

Section 1. Defined forms. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.

Section 2. Amendment of Appendix A. Appendix A to the Agreement is amended and restated to read in its entirety as set forth in the Appendix A attached hereto

Section 3. Agreement as Amended. The term “Agreement" as used in the Agreement shall be deemed to refer to the Agreement as amended hereby and this Amendment shall be effective as of the date first above written.

Section 4. Full Force and Effect. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and the Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

Section 6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 7. Ratification, Adoption and Approval. In all respects not inconsistent with the terms and provisions of this Amendment, the Agreement is hereby ratified, adopted, approved and confirmed.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

ATLANTIC SHAREHOLDER SERVICES, LLC

By:	/s/ Christopher Koons
	Name:	Christopher Koons
	Title:	Senior Vice President

THE ADVISORS’ INNER CIRCLE FUND

By:	/s/ Dianne Descoteaux
	Name:	Dianne Descoteaux
	Title:	VP & Secretary

APPENDIX A: FUNDS OF THE TP UST

Fund Name	Class Name	CUSIP	Symbol
LM Capital Opportunistic Bond Fund	Institutional Class Shares	00766V372	LMCOX
	Retirement Class Shares	00766V364	LMCAX
Sarolim Equity Fund	Investor Class Shares	0075W0460	SRFMX